GILLESPIE & ASSOCIATES, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

10544 ALTON AVE NE

SEATTLE, WA  98125

206.353.5736

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

International Endeavors Corporation

We hereby consent to the use of our report dated April 7, 2016 and subsequently dated May 25, 2016 with respect to the restated financial statements of International Endeavors Corporation as of December 31, 2015 and 2014 and the related statements of operations, shareholders’ equity/(deficit) and cash flows for the periods then ended.  We also consent to the reference to our firm under the caption “Experts” in the Registration Statement.

Gillespie & Associates, PLLC

Seattle, Washington

May 25, 2016

/S/ Gillespie & Associates, PLLC